UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

Caterpillar Inc. issued the following press release on December 21, 2001. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

FOR IMMEDIATE RELEASE                                                                                                December 21, 2001

Caterpillar announces plans to reduce employment,
cut costs and improve global efficiencies

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today announced plans to reduce worldwide employment at select locations by more than 900 people in order to improve global efficiencies. The company expects to reach its goals through the previously announced closing of its Perkins Engines manufacturing facility in Shrewsbury, U.K., and employment reductions at selected business units in the United States.

The company will close the Shrewsbury facility and reallocate production to other Caterpillar engine facilities to better leverage technology and capacity. The closing will affect about 520 employees.

In the U.S., the company plans to achieve employment reductions of about 420 people primarily through a voluntary early retirement program offered by selected business units. If employment reduction goals are not met through voluntary early retirements, the company will use involuntary separations. These actions will be completed by June 30, 2002.

"I'm confident these actions further position Caterpillar for the long-term growth expected by our employees, customers, dealers and shareholders," said Caterpillar Chairman and CEO Glen Barton. "These moves are important steps in our drive to reduce costs, improve efficiencies and leverage global synergies to better serve our customers while delivering strong results to investors."

In conjunction with the plant closing and employment reduction, Caterpillar will take a pre-tax charge of about $55 million. Excluding this charge, the company is still comfortable with the 2001 outlook released with its third-quarter results.

Caterpillar Inc. is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company posted 2000 sales and revenues of $20.18 billion. Additional information is available at the company's Web site at www.CAT.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.
	By:	/s/ James B. Buda
James B. Buda
December 21, 2001		Vice President